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                                                                      EXHIBIT 99








June 12, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 5 of Form 10-Q/A dated June 12, 2000 of Illinois Tool Works Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




ERNST & YOUNG LLP